SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2003

Centex Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	1-6776 (Commission File Number)	75-0778259 (IRS Employer Identification No.)

2728 N. Harwood Street, Dallas, Texas (Address of principal executive offices)	75201 (Zip code)

Registrant’s telephone number including area code: (214) 981-5000

Not Applicable
(Former name or former address if changed from last report)

     On July 22, 2003, Centex Corporation (“Centex”) filed a Current Report on Form 8-K, dated July 22, 2003, reporting that (i) Centex, ARG Merger Corporation, a wholly owned subsidiary of Centex, and Centex Construction Products, Inc. (“CXP”) had entered into an Agreement and Plan of Merger (the “Merger Agreement”) and (ii) Centex and CXP had entered into a Distribution Agreement (the “Distribution Agreement”), in order to facilitate the distribution (the “Distribution”) by Centex of its entire equity interest in CXP to the holders of Centex’s common stock, par value $.25 per share, in a tax-free transaction. This Current Report on Form 8-K/A amends the previously filed Form 8-K.

      On January 8, 2004, Centex filed a Current Report on Form 8-K/A, dated January 8, 2004, reporting that the stockholders of Centex Construction Products, Inc. have approved a proposal to reclassify the common stock of CXP into two classes, paving the way for the distribution by Centex to its stockholders, on a tax-free basis, of all shares of CXP held by Centex.

      On January 15, 2004 Centex filed a Current Report on Form 8-K/A, dated January 15, 2004, announcing that it has set the distribution ratios for shares of Centex Construction Products, Inc. (NYSE: CXP) to be received by Centex stockholders in the tax-free spin-off of CXP by Centex. For each share of Centex stock owned on the record date, a Centex stockholder will receive approximately ..044322 shares of CXP common stock and .149019 shares of CXP Class B common stock, for a total of approximately .193341 shares of CXP stock. No fractional shares of CXP common stock will be distributed, and stockholders who otherwise would receive fractional shares will instead receive a cash payment, which will be taxable. The record date for the distribution is January 14, 2004, and the distribution is scheduled to be completed on January 30, 2004.

Item 5. Other Events and Regulation FD Disclosure.

      Centex is hereby filing an Exhibit 99.1 to this Form 8-K/A dated January 21, 2004, a letter dated 1/21/04 sent to all Centex stockholders describing the proposed distribution by Centex Corporation of its entire equity interest in Centex Construction Products, Inc. The letter describes in detail the distribution, certain risks, certain accounting matters, tax consequences of the reclassification and the distribution and general matters.

Item 7. Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Letter to stockholders dated January 21, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTEX CORPORATION

By:	/s/ Raymond G. Smerge

Name: Raymond G. Smerge
Title: Executive Vice President, Chief Legal Officer and Secretary

Date: January 23, 2004.

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EXHIBIT INDEX

Exhibit
Number	Description

99.1	Letter to stockholders dated January 21, 2004.

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